Exhibit 5.1

Bank of America Plaza 101 East Kennedy Boulevard Suite 2800 Tampa, Florida 33602	813.229.7600 813.229.1660 fax
www.slk-law.com

April 30, 2021

BurgerFi International, Inc.

U.S. Highway 1

North Palm Beach, FL 33408

Re: Form S-1 Registration Statement

Ladies and Gentlemen:

You have requested our opinion, as counsel to BurgerFi International, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an aggregate of up to 38,063,901 shares of the common stock, $0.0001 par value (“Common Stock”), which consist of:

(A) 26,563,901 shares of Common Stock, registered for sale by the Selling Stockholders named in the Registration Statement (the “Subject Shares”), including (i) 5,560,377 shares issued to the owners of BurgerFi International, LLC upon the Closing of the Business Combination pursuant to the Membership Interest Purchase Agreement (including the Cash Merger Consideration and the Closing Payment Shares, with a deemed price per share of $10.60, but excluding the escrow shares identified in subsection (ii)), (ii) 943,396 shares held in escrow pursuant to the Membership Interest Purchase Agreement, (iii) up to 9,356,459 shares issuable upon achievement of the Earnout Share Consideration pursuant to the Membership interest Purchase Agreement, and (iv) 10,703,669 shares of Common Stock and shares of Common Stock issuable upon the exercise of warrants and units issued to investors in private placement offerings conducted by the Company prior to and in connection with the IPO and prior to and in connection with the Business Combination, the current owners of which are set forth in the Selling Stockholder table contained in the Registration as of the date hereof, including (a) 3,000,0000 shares of Common Stock and 3,000,0000 shares of Common Stock issuable upon exercise of warrants issued to Lion Point and Lionheart Equities, in the aggregate, under Amended and Restated Forward Purchase Contracts that the Company entered into in connection with the Business Combination with Lion Point and Lionheart Equities; (b) 283,669 shares of Common Stock issued and outstanding as of April 27, 2021 pursuant to the cashless exercises of the Unit Purchase Option initially issued to EarlyBirdCapital, Inc.; (c) 75,000 shares and 75,000 shares of Common Stock issuable upon the exercise of the warrants issuable pursuant to the exercise of the units that remain outstanding pursuant to Unit Purchase Option initially issued to EarlyBirdCapital, Inc. (d) 2,875,000 founder’s shares issued and outstanding on the date of the IPO; and (e) 445,000 shares of Common Stock and 445,000 shares of Common Stock issuable upon the exercise of warrants that are part of the 445,000 units issued in the private placement consummated at the time of the IPO (collectively, all the shares of Common Stock referenced in the paragraph (A) shall be referred to herein as the “Private Placement Shares” and all the warrants referenced in the paragraph (A) shall be referred to herein as the “Private Warrants”); and

(B) 11,500,000 shares of Common Stock issuable upon the exercise of public warrants (the “Public Warrants”).

Capitalized terms used herein but not defined herein have the meaning ascribed thereto in the Registration Statement.

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Public Warrants, the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, the Membership Interest Purchase Agreement, the IPO registration statement and the prospectus related thereto and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, each of which we have assumed has been fully executed. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.

In rendering our opinion set forth below, we have assumed that (i) each document submitted to us, including the IPO registration statement and related prospectus, is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Company) on each such document are genuine. We also have assumed that the parties to all agreement in which the Private Placement Shares were issued have complied with the

April 30, 2021

terms thereof and that the Company has received the consideration for the issuance of those shares. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have further assumed that the Company will not in the future issue or otherwise make unavailable so many shares of Common Stock that there are insufficient remaining authorized but unissued shares of Common Stock for issuance pursuant to exercise of the Public Warrants. We have also assumed that all of the shares of Common Stock issuable or eligible for issuance pursuant to exercise of the Public Warrants following the date hereof will be issued for not less than par value. We have not verified any of those assumptions.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Subject Shares (excluding the shares issuable upon exercise of the Private Warrants) have been validly issued, fully paid and nonassessable and (ii) the shares of Common Stock issuable upon the exercise of the Public Warrants and the Private Warrants, when exercised in accordance with the terms of such warrants, will be validly issued, fully paid and nonassessable.

We express no opinion as to matters governed by any laws other than the Florida Business Corporation Act and the federal laws of the United States of America, as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such permission, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Sincerely,

/s/ Shumaker, Loop & Kendrick, LLP
SHUMAKER, LOOP & KENDRICK, LLP